UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NOVELL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Novell, Inc.

404 Wyman Street

Waltham, MA 02451

Phone 781-464-8000

http://www.novell.com

February 3, 2011

Dear Stockholder:

On or about January 19, 2011, we mailed to you a proxy statement, filed by us with the United States Securities and Exchange Commission on January 14, 2011, relating to the special meeting (the “Special Meeting”) of stockholders of Novell, Inc. (“Novell”) to be held at Novell’s offices at 404 Wyman Street, Waltham, Massachusetts 02451, on Thursday, February 17, 2011, at 9:00 a.m., local time, to consider and vote upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of November 21, 2010, by and among Novell, Attachmate Corporation (“Attachmate”) and Longview Software Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Attachmate, as such agreement may be amended from time to time (the “Merger Agreement”), providing for the merger of Merger Sub with and into Novell (the “Merger”). We enclose a supplement to this proxy statement containing certain updated information, information in response to certain allegations made by counsel to plaintiffs in the stockholder litigation relating to the Merger Agreement and information regarding certain procedures required for admission to the Special Meeting. The supplement should be read in conjunction with the proxy statement, which should be read in its entirety. Please read this supplement and the proxy statement (including its annexes) carefully.

If the Merger Agreement is adopted and the Merger is completed, Novell’s stockholders will be entitled to receive $6.10 in cash, without interest and less any applicable withholding taxes, for each share of Novell common stock owned by them as of the effective time of the Merger.

Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement at the Special Meeting.

Only stockholders of record of shares of Novell’s common stock at the close of business on January 12, 2011 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

Your vote is important. We urge you to complete, sign, date and return your proxy card as promptly as possible by mailing the card in the enclosed postage prepaid envelope, if you have not done so already, whether or not you expect to attend the Special Meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the Special Meeting in accordance with your proxy. You may also submit a proxy by telephone or through the Internet by following the instructions on your proxy card. If your shares are held in “street name” by your broker, bank or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker, bank or nominee. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such broker, bank or nominee to vote your shares. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Richard L. Crandall

Chairman of the Board

Novell, Inc.

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger or the Merger Agreement, passed upon the merits or fairness of the Merger or the Merger Agreement or passed upon the adequacy or accuracy of the disclosures in the enclosed proxy statement supplement. Any representation to the contrary is a criminal offense.

The enclosed proxy statement supplement is dated February 3, 2011 and is first being mailed to stockholders of Novell on or about February 4, 2011.

PROXY STATEMENT SUPPLEMENT

These supplemental disclosures to the definitive proxy statement on Schedule 14A filed by Novell, Inc. (“Novell”) with the United States Securities and Exchange Commission (the “SEC”) on January 14, 2011 (the “Definitive Proxy Statement”) are being made to update certain information and to respond to certain allegations made by counsel to plaintiffs in the stockholder litigation relating to the Agreement and Plan of Merger, dated as of November 21, 2010, by and among Novell, Attachmate Corporation (“Attachmate”) and Longview Software Acquisition Corp. (the “Merger Agreement”). The supplemental disclosures also address certain procedures required for admission to the special meeting.

This proxy statement supplement is dated February 3, 2011 and is first being mailed to stockholders of Novell on or about February 4, 2011.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This proxy statement supplement contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Novell and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Any statements that are not statements of historical fact (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered forward-looking statements. Among others, the following risks, uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements:

•	the risk that the merger may be delayed or may not be consummated;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Attachmate a termination fee of $60 million;

•	risks related to the diversion of management’s attention from our ongoing business operations;

•	risks regarding the failure of Attachmate to obtain the necessary financing to complete the merger;

•	the effect of the announcement of the sale of patents or the merger on our business relationships (including, without limitation, partners and customers), operating results and business generally; and

•

risks related to obtaining the requisite consents to the sale of patents and the merger, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Additional risk factors that may affect future results are contained in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, which are available at the SEC’s website http://www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Novell. Novell expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change of expectations with regard thereto or to reflect any change in events, conditions or circumstances.

SUPPLEMENTAL DISCLOSURES

These supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. The information provided in the Definitive Proxy Statement continues to apply, except as described in this supplement. Please read this supplement and the Definitive Proxy Statement

(including its annexes) carefully. To the extent information in this supplement differs from, updates or conflicts with information contained in the Definitive Proxy Statement, the information in this supplement is the more current information.

References to sections and subsections herein are references to the corresponding sections and subsections in the Definitive Proxy Statement and references to page numbers herein are references to page numbers in the Definitive Proxy Statement. Except as otherwise specifically noted in this supplement, “we,” “our,” “us” and similar words in this supplement refer to Novell, Inc. In addition, we refer to Novell, Inc. as “Novell,” to Attachmate Corporation as “Attachmate” and to Longview Software Acquisition Corp. as “Merger Sub.” Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

THE MERGER

The following disclosure supplements the discussion beginning on page 29 of the Definitive Proxy Statement summarizing the material terms of the merger.

The $6.10 per share merger consideration being offered by Attachmate includes a price per share to acquire all of Novell’s then available cash, cash equivalents and short-term investments. The Merger Agreement requires us to have approximately $1,030,000,000 in cash and cash equivalents as a condition to Attachmate’s obligations to consummate the merger. As reflected in materials presented to our board of directors in March of 2010, as of January 31, 2010, Novell held approximately $991,292,000 in unrestricted cash, cash equivalents and short-term investments, or approximately $2.83 per share, based on approximately 350,576,000 shares of common stock outstanding. As of October 31, 2010, the end of the most recent fiscal quarter preceding our board of directors’ approval of the Merger Agreement, Novell held approximately $1,126,690,000 in unrestricted cash, cash equivalents and short-term investments, or approximately $3.16 per share, based on approximately 357,005,000 shares of common stock outstanding. There can be no assurances as to the amount of cash, cash equivalents or short-term investments that may be available to Novell as of any date scheduled for closing of the merger or otherwise.

THE MERGER – FINANCIAL PROJECTIONS

The following disclosure supplements the discussion beginning on page 55 of the Definitive Proxy Statement concerning the disclosed financial projections.

The projections of our overall revenue were also prepared taking into account the declines in our product revenue experienced during fiscal 2010 that primarily resulted from weakness in our legacy products as well as, we believe, the uncertainty associated with our review of various alternatives to enhance stockholder value.

THE MERGER – ATTACHMATE VOTING AGREEMENT

The following disclosure supplements the discussion beginning on page 63 of the Definitive Proxy Statement concerning the Attachmate Voting Agreement and other agreements entered into by the Elliott Parties with the Attachmate Group.

The Elliott Parties are not entitled to any consideration from Novell in the merger other than the $6.10 per share cash consideration for eligible shares of our common stock held by them. Novell is not a party to any agreement with the Elliott Parties other than with respect to the non-disclosure letter entered into by Elliott Associates, L.P. (“Elliott”) with us on August 6, 2010. Although we were aware that Attachmate’s proposed financing arrangements contemplated that certain parties might be permitted to roll over ownership interests in Novell in connection with such financing, we were not a party to any discussions or negotiations relating to such arrangements, and at the time of our board of directors’ approval of the Merger Agreement we had no information regarding the arrangements that may have been negotiated by the Elliott Parties with the Attachmate Group or otherwise with respect to participation in the management of Attachmate following the closing of the merger. Further, Novell is not aware of any discussions between the Attachmate Group and the Elliott Parties that might have preceded the Attachmate Group’s request to us to speak with the Elliott Parties in late July 2010 in connection with Attachmate arranging financing for a potential transaction with us relating to purported preferential treatment for the Elliott Parties by Novell in the merger in relation to other stockholders. For additional information regarding the Elliot Parties’ involvement in our sale process, see “The Merger – Background to the Merger.”

THE MERGER – LITIGATION RELATED TO THE MERGER – THE DELAWARE ACTION

The following disclosure supplements the discussion beginning on page 64 of the Definitive Proxy Statement concerning the Delaware Action.

On January 19, 2011, in a teleconference before the Delaware Court of Chancery, plaintiffs in the Delaware Action committed not to attempt to enjoin either the stockholder vote or the closing of the merger in part due to the disclosures made in the Definitive Proxy Statement.

However, on January 24, 2011, plaintiffs sent a letter to Novell in which they assert that the following information is either omitted from or misleading in the Definitive Proxy Statement:

1) the background of Elliott’s involvement in the process that led to the merger;

2) that Jesse Cohn of Elliott was in contact with the sponsors of Attachmate about a Novell deal as early as January 2010, and that his communications with Attachmate continued throughout the sales process Novell’s board of directors initiated soon after Elliott’s March 2010 offer;

3) that these communications included proposals for Elliott’s participation in a Novell/Attachmate merger and demands that Elliott be treated better than other Novell stockholders;

4) whether Elliott’s participation was the result of the undisclosed contact between Attachmate and Elliott described in the preceding paragraph;

5) Attachmate’s ability to finance the merger, including whether Elliott’s equity participation with Attachmate was necessary because Attachmate was having difficulty obtaining the necessary financing for the merger;

6) the value of Elliott’s consideration for its Novell shares, and whether the Novell board of directors knows the value of what Elliott is getting in the merger;

7) that Elliott and Attachmate expect to receive significant synergies in the near term;

8) whether Attachmate promised Elliott a seat on Attachmate’s board, or any other arrangement that would give Elliott a greater role than just minority shareholder of Attachmate;

9) the value of Novell if the stockholders vote down the merger but the patent sale closes;

10) the reason why the management projections on which J.P. Morgan relied in November 2010 were dramatically lower than the management projections on which J.P. Morgan relied in March 2010; and

11) the firm value on a per share basis in March compared to November 21, 2010 after subtracting out the cash on hand.

We continue to believe that the aforementioned lawsuit and the other lawsuits discussed in the Definitive Proxy Statement are entirely without merit, and that the information that these lawsuits allege was omitted from or misleading in the Preliminary Proxy or the Definitive Proxy Statement is inaccurate, not material or is otherwise disclosed in the Definitive Proxy Statement or this supplement. The Novell defendants each have denied, and continue to deny, that they have committed or aided and abetted in the commission of any of the wrongful acts alleged in these lawsuits, and maintain that they diligently and scrupulously complied with their fiduciary and other legal duties. The Novell defendants intend to vigorously defend against these lawsuits.

THE MERGER – REGULATORY MATTERS

The following disclosure supplements the discussion beginning on page 80 of the Definitive Proxy Statement concerning the competition filings in the United States and Germany with respect to the merger and the patent sale contemplated by the Patent Purchase Agreement, dated as of November 21, 2010, by and between CPTN Holdings LLC and us.

The waiting period under the HSR Act with respect to the merger expired at 11:59 p.m. EDT, on February 2, 2011.

Also on February 2, 2011, each of CPTN and Novell received a Second Request from the DOJ regarding the sale of certain identified patents and patent applications to CPTN contemplated by the Patent Purchase Agreement. The Second Requests have the effect of extending the waiting period under the HSR Act until 30 days after both parties have substantially complied with the Second Requests, unless the waiting period is earlier terminated. Novell is in the process of gathering information to respond to this Second Request and is continuing to cooperate fully with the DOJ in connection with its review.

ATTENDING THE SPECIAL MEETING

Novell reserves the right to limit attendance at the special meeting and any adjournment or postponement thereof to record and beneficial stockholders as of the record date, January 12, 2011, and individuals holding a valid proxy from a record holder. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the special meeting and any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If your shares are held in “street name,” you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, Novell reserves the right to refuse you admission to the special meeting and any adjournment or postponement thereof. Novell reserves the right to inspect all persons and their property. Check-in will begin at 8:30 a.m., local time.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the Definitive Proxy Statement and this supplement, through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

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